Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

1999 AVENUE OF THE STARS, 29TH FLOOR

LOS ANGELES, CA 90067-4607

(310) 407-7500

FACSIMILE (310) 407-7502

August 28, 2015

Oaktree Capital Group, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as counsel to Oaktree Capital Group, LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of an aggregate of up to 105,335,151 Class A units of the Company representing limited liability company interests (the “Class A Units”) pursuant to the Third Amended and Restated Operating Agreement of the Company, dated August 31, 2011 (as amended as of the date hereof, the “Operating Agreement”). The Class A Units may be issued by the Company in exchange on a one-for-one basis for an equal amount of partnership units (“Partnership Units”) of Oaktree Capital Group Holdings, L.P., a Delaware limited partnership, from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

We have examined the Registration Statement and a copy of the specimen certificate evidencing the Class A Units, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Class A Units are issued and delivered in accordance with the Operating Agreement in exchange for Partnership Units, the Class A Units will be validly issued and purchasers of the Class A Units will not have any obligation to make payments to the Company or its creditors or contributions to the Company or its creditors solely by reason of the purchasers’ ownership of the Class A Units.

NEW YORK   BEIJING   HONG KONG   HOUSTON   LONDON   PALO ALTO   SÃO PAULO   SEOUL   TOKYO   WASHINGTON, D.C.

Oaktree Capital Group, LLC	-2-	August 28, 2015

We do not express any opinion herein concerning any law other than the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP